Exhibit 99.3
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NEWS RELEASE


FOR IMMEDIATE RELEASE



                COMDISCO ANNOUNCES AN AGREEMENT WITH WINDSPEED
                   TO MANAGE ITS VENTURES WARRANT AND EQUITY
                                   PORTFOLIO


Rosemont, IL - February 23, 2004 - Comdisco Holding Company, Inc. (OTC: CDCO) announced today that its subsidiary, Comdisco, Inc. entered into agreements with Windspeed Acquisition Fund GP, LLC for the ongoing management and liquidation of Comdisco Ventures, Inc.'s warrant and equity investment portfolio. The management agreement includes substantially all of Comdisco Holding Company Inc.'s warrant and equity investment portfolio. Windspeed will be entitled to certain fixed and declining management fees. Additionally, after Comdisco has realized a specified amount, Windspeed will share in the net receipts at various percentages.

The agreements further provide for Windspeed and Comdisco to make additional equity investments in the portfolio that will be isolated in a separate limited liability company also managed by Windspeed. Comdisco's commitment to make additional investments is limited to $1.5 million and is anticipated to be funded by proceeds from the existing investment portfolio. Windspeed will be entitled to an annual management fee equal to a percentage of the funded commitments. Windspeed and Comdisco will thereafter share distributions in accordance with their respective interests.

The company will file the agreements with the SEC with a Current Report on Form 8-K pursuant to Item 7.

About Comdisco
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Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002.
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco's plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations and no further distributions will be made.


Safe Harbor
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The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2003 and Form 10-Q for the fiscal quarter ended December 31, 2003. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



Contacts:
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Comdisco:
Mary Moster
847-518-5147
mcmoster@comdisco.com
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